Exhibit 10.2

athenahealth, Inc.

Dan Haley
SVP, General Counsel
athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472
dhaley@athenahealth.com

May 31, 2016

BY EMAIL
Kristi Matus
Boston, MA 02116

Dear Kristi:

As we have discussed, your employment with athenahealth, Inc. (the “Company”) will terminate, effective as of May 31, 2016 (the “Separation Date”). The purpose of this letter (the “Agreement”) is to confirm the terms concerning your separation from employment. If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days following the date you receive it; provided, however that you may not sign this Agreement until the day after the Separation Date. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you revoke this Agreement as described in the preceding sentence, then this Agreement shall not take effect. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth herein (such date, the “Effective Date”).

1.Final Salary and Vacation Pay. In signing this Agreement, you acknowledge that you have received pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 1 regardless of whether or not you sign this Agreement.
2.    Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under your most recent employment agreement with the Company (the “Employment Agreement”):

Exhibit 10.2

(a)    the Company will pay you your salary, at your final base rate of pay, for a period of twelve (12) months following the Separation Date;
(b)    the Company will cause the Initial Equity award (as described in Schedule A of the Employment Agreement) to vest on the Effective Date, as though you were employed through August 1, 2016, which is the first vesting date that next follows the Separation Date; and
(c)    the Company will provide you with up to six months of Company-selected outplacement assistance services through Keystone Associates.
The payments described in Section 2(a) will be made in the form of salary continuation, and will begin on the next regular Company payday which is at least five (5) business days following the later of the Effective Date or the date that this Agreement, signed by you, is received by the Company. The first payment will be retroactive to the day following the Separation Date.
3.    Acknowledgement of Full Payment and Withholding.
(a)    You acknowledge and agree that the payments provided under Section 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed or will be paid to you.
(b)    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.
4.    Status of Employee Benefits, Paid Time Off, Expenses and Equity.
(a)    Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under the federal law known as “COBRA,” your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You acknowledge that you will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)    Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with

Exhibit 10.2

Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.
(c)    Except as otherwise provided in Section 2(b) of this Agreement, your rights and obligations with respect to any stock options, restricted stock units, or other forms of equity interest granted to you by the Company during or in connection with your employment shall be governed by the applicable equity plan(s) and any agreements or other requirements applicable to those options, restricted stock units, or other equity interests. Except as otherwise provided in Section 2(b) of this Agreement, all stock options, restricted stock units, or other equity interests which are unvested as of the Separation Date will be cancelled as of that date.
5.    Continuing Obligations, Confidentiality and Non-Disparagement.
(a)    You acknowledge that you continue to be bound by your obligations under the Employment Agreement that survive the termination of your employment by the terms thereof (the “Continuing Obligations”), except that the Company will not seek to enforce Section 7(c) of the Employment Agreement against you following the Separation Date.

(b)    For the avoidance of doubt, nothing contained herein and none of the Continuing Obligations limits or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or from testifying truthfully in any proceeding. You will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or for disclosing a trade secret in a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal. You may disclose a trade secret to your attorney in connection with filing a lawsuit for retaliation for reporting a suspected violation of law, and you may use the trade secret information in that court proceeding, so long as any document containing the trade secret is filed under seal; and you may not otherwise disclose the trade secret, except pursuant to court order.
(c)    Subject to Sections 5(b) and 8(b) of this Agreement, you agree that you will never publicly disparage or criticize the Company, its Affiliates (as defined below), their business, their management, their leadership, or their products or services, and that you will not otherwise do or say anything with the intent of disrupting the good morale of employees of the Company or any of its Affiliates or with the intent of harming the interests or reputation of the Company or any of its Affiliates. For its part, the Company agrees that its current Senior Leadership Team (Jonathan Bush, Kyle Armbrester, Dan Haley, Stephen N. Kahane, Prakash

Exhibit 10.2

Khot, Timothy O’Brien, Ed Park, Todd Rothenhaus, and Karl Stubelis) will never publicly disparage or criticize you or otherwise do or say anything with the intent of harming your interests or reputation.
(d)    For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

6.    Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (in any form) related to the business of the Company and its Affiliates (present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information of the Company or any of its Affiliates. You further represent and warrant that you have not, since the Separation Date, attempted to access or use any computer, network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so. Further, you represent that you have disclosed or will disclose upon request to the Company all passwords necessary, desirable, or helpful to obtain access to any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

7.    Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.
8.    General Release of Claims.
(a)    In exchange for the special severance pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims (“Claims”), whether known or unknown, that you have had in the past, now have, or might now have against the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited

Exhibit 10.2

partners, employees, employee benefit plans, administrators, attorneys, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”). You hereby release and forever discharge the Released Parties, from any and all such Claims, including without limitation any and all Claims in any way related to, connected with or arising out of your employment or its termination, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the Commonwealth of Massachusetts and any other state or states in which you have performed work for the Company (each as amended from time to time), any public policy, statutory, contract, tort or common law, any basis for recovering costs, fees, or other expenses including attorneys’ fees, and/or any other federal, state or local law, regulation or other requirement. You acknowledge and agree that this is a general, and not a limited, release. Notwithstanding the foregoing, however, nothing contained in this Agreement shall constitute a release or waiver of the Company’s or its insurer’s obligations to indemnify, defend, and hold you harmless pursuant to Company by-laws, policies, or insurance contracts.
(b)    Nothing in this Agreement shall be construed to prohibit or prevent you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.
(c)    If any claim is not subject to release, to the extent permitted by law, you hereby waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties is a party.
(d)    This Agreement, including the general release of claims set forth in Section 8(a) above, creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with your immediate family members or your financial or tax advisors; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

Exhibit 10.2

(e)    In consideration of and exchange for your obligations hereunder, on its own behalf and that of its Affiliates, and assigns, the Company hereby (i) agrees that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that it or any of its Affiliates has had in the past, now has, or might now have, with regard to any matter, including but not limited to claims in any way related to, connected with or arising out of your employment or its termination under or pursuant to any federal, state or local laws, regulations or other requirements, and (ii) releases and forever discharges you and your heirs, executors, administrators, beneficiaries, personal representatives and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims. Excluded from the scope of this release of claims are any causes of action, rights and claims under this Agreement arising after its effective date.

9.    Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be interpreted and construed consistently with such intent. The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible. Each payment made hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation § 1.409A-2(b)(2). Notwithstanding anything in this Agreement to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of Section 409A of the Code, to the extent determined necessary, the parties agree to negotiate in good faith to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on you under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder (“409A Penalties”); provided, that in no event shall the Company be responsible for any 409A Penalties or any other additional costs that arise in connection with any amounts payable under this Agreement. In addition, to the extent necessary to comply with Section 409A of the Code, references to Separation Date (and similar phrases) in this Agreement shall be interpreted in a manner that is consistent with the term “separation from service” under Section 409A(a)(2)(A)(i) of the Code. Notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” of the Company (as defined in Section 409A of the Code), amounts subject to Code Section 409A that would otherwise have been paid to or on behalf of you under the foregoing provisions of this Agreement during the six-month period immediately following the Separation Date shall be paid on the first regular payroll date immediately following the six-month anniversary of the Separation Date.
10.    Nonadmission of Wrongdoing. You and the Company agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or

Exhibit 10.2

construed at any time for any purpose as an admission by any party of wrongdoing or evidence of any liability or unlawful conduct of any kind.
11.    Representations. In signing this Agreement, you represent and agree that, as of the date you sign this Agreement:
(a)    You have been, or will pursuant to this Agreement be, paid or provided with all compensation, wages, bonuses, commissions, and/or benefits which are due and payable to you;
(b)    You have been granted any leave or accommodation to which you were entitled under the Family and Medical Leave Act, the Americans with Disabilities Act or any related or similar state or local leave or disability accommodation laws;
(c)    You have no known workplace injuries or occupational diseases;
(d)    You have not divulged any proprietary, confidential or privileged information of the Company and will continue to maintain the confidentiality of such information consistent with Company policy, the Continuing Obligations and your legal obligations; and
(e)    You have not been retaliated against for reporting any allegations of wrongdoing by the Company, its Affiliates or their respective officers or employees, including any allegations of corporate fraud.
12.    Miscellaneous.
(a)    This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, any loan or other amount you owe to the Company, the agreement between you and the Company dated as of June 23, 2014 and captioned “Indemnification Agreement,” and your obligations with respect to the securities of the Company, if any, all of which shall remain in full force and effect in accordance with their terms.
(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the General Counsel of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

Exhibit 10.2

(c)    You acknowledge and agree that you were first provided with this Agreement on May 23, 2016 and you agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original consideration period of 21 days provided in the May 23, 2016 agreement.

(d)    The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Continuing Obligations.
(e)    This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement. Notwithstanding the foregoing, any dispute or controversy arising under or relating to this Agreement or concerning Employee’s employment with or separation from the Company must first be referred to mediation administered by JAMS in accordance with its employment dispute resolution rules. The mediation shall be held in Massachusetts or any other mutually agreeable location, and the Company shall pay the full costs thereof, excluding your attorneys’ expenses and fees.
As described on the first page of this Agreement, if the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it; provided, however, that you may not sign this Agreement until the day after the Separation Date. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you revoke this Agreement as described in the preceding sentence, then this Agreement shall not take effect. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.

Formalities aside, I want to take this opportunity to thank you for all of your efforts on behalf of the Company and to wish you well in your future endeavors.

Sincerely,
ATHENAHEALTH, INC.

By:    /s/ Dan Haley________________________
Dan Haley
SVP, General Counsel

Exhibit 10.2

Accepted and agreed:

Signature: /a/ Kristi Matus________________
Kristi Matus

Date: _June 4, 2016_____________________